FORM 12b-25: NOTIFICATION OF LATE FILING OF 1934 ACT REPORTS
                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

FORM 10-Q                               SEC FILE NUMBER 000-26769
                                        CUSIP NUMBER 517104105

                        NOTIFICATION OF LATE FILING
                                (Check One)

[ ]Form 10-K, [ ]Form 20-F, [ ]Form 11-K, [X] 10-q
[ ]Form N-SAR

For Period Ended:   September 30, 1999

[ ]Transition Report on Form 10-K
[ ]Transition Report on Form 20-F
[ ]Transition Report on Form 11-K
[X]Transition Report on Form 10-Q
[ ]Transition Report on Form N-SAR

For the Transition Period Ended:__September 30, 1999_

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If  the  notification  relates to a portion of the  filing  checked  above,
identify the Item(s) to which the notification relates:   N/A
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Part I - Registrant Information

Largo Vista Group, Ltd.
(Full Name of Registrant)

(Former Name if Applicable)

4570 Campus Drive
(Address of Principal Executive Office) (Street & Number)

Newport Beach, California 92660
(City, State and Zip Code)
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Part II - Rules 12b-25(b) and (c )
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

[ ](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ](c ) The accountant's statement or other exhibit required by Rule 12b-
25(c ) has been attached if applicable.
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Part III - N/A
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Part IV - Other Information
(1) Name and telephone number of persons to contact in regard to this notification:
           Albert Figueroa, Corporate Secretary - (949) 252-2180

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period than the registrant was required to file such
     report(s)) been filed?     [X]Yes [ ] No
     If answer is no, identify report(s).

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject
     report or portion thereof?     [ ] Yes   [X] No
     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if applicable, state the reasons why a reasonable estimate of the result can not be made.

                          Largo Vista Group, Ltd.
               (Name of Registrant as specified in charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 1999                 By:/s/ Daniel J. Mendez
                                           Daniel J. Mendez, President


                                        By:/s/ Albert Figueroa
                                           Albert Figueroa, Secretary
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                                 ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (See 18 U.S.C.1001).
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